As filed with the Securities and Exchange Commission on June 11, 2009
Registration No. 333-159651

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1 to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Duoyuan Global Water Inc.
(Exact Name of Registrant as Specified in Its Charter)
Not Applicable
(Translation of Registrant’s Name Into English)

British Virgin Islands	3550	Not Applicable
(State or Other Jurisdiction of Incorporation Or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Duoyuan Global Water Inc.
No. 3 Jinyuan Road
Daxing Industrial Development Zone
Beijing 102600, People’s Republic of China
Tel: +8610-6021-2222
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

C T Corporation System
111 Eighth Avenue
New York, New York 10011
Tel: (212) 894-8641
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Man Chiu Lee, Esq. Arthur C. Mok, Esq. Hogan & Hartson LLP Two Pacific Place, Suite 2101 88 Queensway Hong Kong SAR, People’s Republic of China Tel: +852-2151-5858	Kurt J. Berney, Esq. O’Melveny & Myers LLP Plaza 66, 37th Floor 1266 Nanjing Road West Shanghai 200040, People’s Republic of China Tel: +8621-2307-7000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE
     This Amendment No. 1 is being filed solely for the purpose of amending “Part II — Information Not Required In Prospectus.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under the fourth amended and restated memorandum and articles of association of Duoyuan Global Water Inc., or the Registrant, the Registrant may indemnify its directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, the Registrant will agree to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of the Registrant and its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

The information below sets forth the date of issuance, title, amount and purchasers of, and consideration paid for, the Registrant’s securities sold within the last three years that were not registered under the Securities Act. All such securities were issued outside the United States pursuant to Regulation S of the Securities Act or inside the United States in transactions exempt from the registration requirements of the Securities Act. The information shown does not give effect to the 3 for 1 share split implemented by the Registrant prior to the completion of the offering registered by this registration statement.

		Number of
Date of Sale or Issuance	Title	Securities	Consideration	Purchaser

July 5, 2007(1)	Ordinary Shares	10,000	$1.00	Duoyuan Investments Limited
December 11, 2007	Ordinary Shares	9,990,000	$999.00	Duoyuan Investments Limited
On or prior to completion of this offering	Ordinary Shares	350,877	Services	Employees, including members of executive management, but excluding the chief executive officer and chief financial officer, pursuant to 2008 Omnibus Incentive Plan

(1)	One ordinary share, par value $1.00, was issued to Duoyuan Investments Limited on July 5, 2007. Pursuant to a 10,000-for-1 share split of the ordinary shares authorized and outstanding on December 11, 2007, Duoyuan Investments Limited’s holding changed to 10,000 ordinary shares, par value $0.0001.

Item 8.	Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits to this registration statement are listed on the Exhibit Index, which appears elsewhere herein and is incorporated by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the combined and consolidated financials statements or the notes thereto.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchasers:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China, on this 11th day of June, 2009.

DUOYUAN GLOBAL WATER INC.

/s/  Wenhua Guo

Wenhua Guo
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wenhua Guo Wenhua Guo	Director and Chief Executive Officer (Principal Executive Officer)	June 11, 2009

/s/ Stephen C. Park Stephen C. Park	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2009

* Christopher P. Holbert	Director	June 11, 2009

* Joan M. Larrea	Director	June 11, 2009

* Thomas S. Rooney, Jr.	Director	June 11, 2009

Signature	Title	Date

* Yuefeng Yu	Director	June 11, 2009

* Name: Donald J. Puglisi Title: Managing Director Puglisi & Associates	Authorized Representative in the United States	June 11, 2009

*By: /s/ Wenhua Guo Wenhua Guo Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description

**1	.1	Form of Underwriting Agreement between Duoyuan Global Water Inc., or the Company, and the underwriters named therein
3.1		Fourth Amended and Restated Memorandum of Association of the Company
3.2		Fourth Amended and Restated Articles of Association of the Company
*4	.1	Form of Deposit Agreement among the Company, depositary and holders of the American Depositary Receipts
*4	.2	Form of Certificate representing the Ordinary Shares, par value $0.000033 per share, of the Company
4.3		Form of American Depositary Receipt (included in Exhibit 4.1)
*4	.4	Investors’ Rights Agreement among the Company and other parties thereto dated February 5, 2008
*4	.5	Acknowledgement, Amendment and waiver among the Company and other parties thereto dated June 1, 2009
5.1		Opinion of Maples and Calder regarding the validity of the ordinary shares to be registered
8.1		Opinion of Hogan & Hartson LLP regarding certain U.S. tax matters
10.1		Duoyuan Global Water Inc. 2008 Omnibus Incentive Plan±
*10	.2	Form of Indemnification Agreement between the Company and its officers and directors±
*10	.3	Form of Employment Agreement between the Company and Executive Officer
*10	.4	English Translation of Trademark Transfer Agreement (“Duoyuan” Trademarks) between Duoyuan Clean Water Technology Industries (China) Co., Ltd. and Duoyuan Investments Limited dated December 1, 2007
*10	.5	English Translation of Trademark Transfer Agreement (Pattern Trademarks) between Duoyuan Clean Water Technology Industries (China) Co., Ltd. and Duoyuan Investments Limited dated December 1, 2007
*10	.6	English Translation of Trademark Transfer Agreement (“MHW” Trademark) between Duoyuan Clean Water Technology Industries (China) Co., Ltd. and Duoyuan Investments Limited dated December 1, 2007
*10	.7	English Translation of Trademark Transfer Agreement (“Duoyuan” Trademarks) between Duoyuan Clean Water Technology Industries (China) Co., Ltd. and Duoyuan Investments Limited dated December 1, 2007
*10	.8	License Agreement, dated as of September 17, 2008, by and between Duoyuan Investments Ltd. and the Company
*10	.9	License Agreement, dated as of May 27, 2009, by and between Duoyuan Investments Ltd. and the Company
*21	.1	List of the Company’s subsidiaries
*23	.1	Consent of Grant Thornton, Independent Registered Public Accounting Firm
23.2		Consent of Maples and Calder (included in Exhibit 5.1)
23.3		Consent of Hogan & Hartson LLP (included in Exhibit 8.1)
23.4		Consent of Commerce & Finance Law Offices (included in Exhibit 99.1)
*23	.5	English Translation of Consent of G&D Real Estate Appraising Center
**99	.1	Opinion of Commerce & Finance Law Offices

*	Previously filed.

**	To be filed by amendment.

±	Management contract or compensatory plan or arrangement.